Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Star Bulk Carriers Corp. for the registration of common shares and to the incorporation by reference therein of our report dated March 22, 2018 (except for the effects of the adoption of ASU 2016-18 described in Note 2 to the consolidated financial statements, as to which the date is March 21, 2019), with respect to the consolidated financial statements of Star Bulk Carriers Corp. as of December 31, 2017 and for each of the two years in the period then ended, included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
July 22, 2019